Exhibit 99.1

Cell Therapeutics, Inc.

Making cancer more treatable

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

Cell Therapeutics, Inc. Reports Fourth Quarter

Total Net Operating Expenses Declined 38% in

2010 Compared to 2009, Balance Sheet

Strengthened with Recent $25 million Financing

Pixantrone Marketing Authorization Application (“MAA”) Review in Europe Moving

Forward, Second Pivotal Trial Gearing up for Q1 Start

February 16, 2011 Seattle—Cell Therapeutics, Inc. (“CTI” or the “Company”) (NASDAQ and MTA: CTIC) today reported recent accomplishments and financial results for the fourth quarter and year ended December 31, 2010.

“We are pleased with the progress made on our pixantrone MAA in Europe since it was validated in December 2010, and as it undergoes active review. This quarter we plan to meet with the U.S. Food and Drug Administration’s (the “FDA”) Office of New Drugs to discuss our appeal to the FDA for our New Drug Application (“NDA”) for pixantrone as well as to reach final agreement on the design and regulatory utility of our planned pivotal trial,” said James A. Bianco, M.D., Chief Executive Officer of the Company. “These developments coupled with our efforts to expand our pipeline by in-licensing a novel phase III drug candidate promise to make the next several months exciting.”

Review of 2010 Key Accomplishments

•

Pediatric Investigation Plan and MAA seeking approval for pixantrone for the treatment of adult patients with multiply relapsed or refractory aggressive non-Hodgkin’s lymphoma (“NHL”) was validated and accepted for review by the PedCo and the European Medicines Agency (“EMA”).

•	Initiated the dispute resolution process with the Office of New Drugs of FDA regarding our NDA for pixantrone.

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•

Reported pixantrone PIX301 end-of-study results demonstrating continued improvement in the clinical trial’s primary and secondary endpoints with increased statistical confidence around prespecified endpoint results.

•	Submitted proposed study design for PIX306 pivotal study to the newly created Division of Hematologic Products at FDA for review.

•

The Mayo Clinic’s clinical trial network, the North Central Cancer Treatment Group (“NCCTG”), initiated patient enrollment in two phase II programs conducted by the NCCTG: one clinical trial with pixantrone in metastatic breast cancer and one clinical trial using brostallicin in triple negative metastatic breast cancer.

•

CTI’s lead bisplatinate compound advances through process development toward preclinical/phase I testing. This product is a novel agent in the platinate class which is one of the most commonly used chemotherapeutic class.

•	Received gross proceeds of $96.1 million in 2010 related to financing activities.

•	Retired all convertible debt due in 2010.

For the quarter ended December 31, 2010, total net operating expenses decreased to $16.3 million compared to $26.2 million for the same period in 2009. Net loss attributable to common shareholders was $34.1 million ($0.04 per share) for the quarter ended December 31, 2010 compared to a net loss attributable to common shareholders of $27.4 million ($0.05 per share) for the same period in 2009. The increase in net loss attributable to common shareholders is mainly due to an increase in non-cash deemed dividends on preferred stock related to financing activities.

For the year ended December 31, 2010, total net operating expenses were $75.1 million, compared to $81.6 million for the same period in 2009. The decrease in net operating expenses is mainly a result of a decrease in research and development and selling, general and administrative expenses in 2010. Additionally, in 2009 we recognized a $10.2 million gain on the sale of an asset and incurred $4.0 million in restructuring charges. Net loss attributable to common shareholders was $147.6 million ($0.22 per share), compared to a net loss attributable to common shareholders of $116.8 million ($0.25 per share) for the same period in 2009. The increase in net loss attributable to common shareholders is mainly due to an increase in non-cash deemed dividends on preferred stock related to financing activities in 2010.

CTI had approximately $22.6 million in cash and cash equivalents as of December 31, 2010. This amount was before the receipt of $25.0 million in gross proceeds received from the Company’s equity financing in January 2011.

www.CellTherapeutics.com

Conference Call Information

On Wednesday, February 16, 2011, at 8:30 a.m. Eastern/2:30 p.m. Central European/5:30 a.m. Pacific Time, members of CTI’s management team will host a conference call to discuss CTI’s 2010 fourth quarter and year-end financial results.

Conference Call Numbers

Wednesday, February 16, 2010 8:30 a.m. Eastern/2:30 p.m. Central European/5:30 a.m. Pacific Time

1-877-941-0844 (US Participants)

1-480-629-9645 (International)

Call-back numbers for post-listening available at 11:30 a.m. Eastern Time:

1-800-406-7325 (US Participants)

1-303-590-3030 (International)

Passcode: 4405656#

Live audio webcast at www.celltherapeutics.com will be archived for post-call listening approximately two hours after call ends.

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.CellTherapeutics.com.

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the market price of the Company’s securities. Specifically, the risks and uncertainties that could affect the development of pixantrone include risks associated with preclinical and clinical developments in the biopharmaceutical industry in general, and with pixantrone in particular, including, without limitation, the potential failure of pixantrone to prove safe and effective for the treatment of relapsed or refractory aggressive NHL and/or other tumors as determined by the FDA and/or the EMEA, that the FDA may not accept the Company’s special protocol assessment for pixantrone and/or proposed design for the protocol of the Company’s clinical trial and/or may request additional clinical trials, that if the Company conducts an additional clinical trial, it may not demonstrate the safety and effectiveness of pixantrone, that the Company cannot predict or guarantee the pace or geography of enrollment of its clinical trials, that the Company may not initiate a new clinical trial for pixantrone in 2011, that the EMA may not approve the MAA, that CTI cannot predict the outcome of the formal dispute resolution process, that the Company’s appeal of the FDA’s decision regarding the Company’s NDA may not be successful, that the Company may not be able to retire its 2011 debt, that the Company may not be able to sustain its current cost controls, and that the Company may not be able to continue to raise capital as needed to fund its operations, competitive factors, technological developments, costs of developing, producing and selling pixantrone. Further risks and uncertainties include that the Company continues to

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have a substantial amount of debt outstanding and the quarterly interest expense associated with the debt is significant, the Company’s operating expenses continue to exceed its net revenues, that the Company may not be able to further reduce its operating expenses, that the Company will continue to need to raise capital to fund its operating expenses and may not be able to raise sufficient amounts to fund its continued operation as well as other risks listed or described from time to time in the Company’s most recent filings with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K. Except as required by law, the Company does not intend to update any of the statements in this press release upon further developments.

###

Media Contact:

Dan Eramian

T: 206.272.4343

C: 206.854.1200

F: 206.272.4434

E: deramian@ctiseattle.com

www.celltherapeutics.com/media.htm

Investors Contact:

Ed Bell

T: 206.282.7100

Lindsey Jesch Logan

T: 206.272.4347

F: 206.272.4434

E: invest@ctiseattle.com

www.celltherapeutics.com/investors.htm

www.CellTherapeutics.com

Cell Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except for per share amounts)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Revenues:
License and contract revenue	$—	$20	$319	$80

Total revenues	—	20	319	80

Operating expenses, net:
Research and development	7,656	7,301	27,031	30,179
Selling, general and administrative	8,665	18,728	48,043	57,725
Restructuring charges and related gain on sale of assets, net	—	213	—	3,979
Gain on sale of investment in joint venture	—	—	—	(10,244)

Total operating expenses, net	16,321	26,242	75,074	81,639

Loss from operations	(16,321)	(26,222)	(74,755)	(81,559)
Other income (expense):
Investment and other income, net	981	36	1,221	133
Interest expense	(386)	(780)	(2,334)	(4,806)
Amortization of debt discount and issuance costs	(168)	(213)	(768)	(5,788)
Foreign exchange gain (loss)	(221)	(245)	(521)	33
Debt conversion expense	—	—	(2,031)	—
Provision for VAT Assessments	(3,503)	—	(3,503)	—
Make-whole interest expense	—	—	—	(6,345)
Gain on derivative liabilities, net	—	—	—	7,218
Gain on exchange of convertible notes	—	—	—	7,381
Equity loss from investment in joint venture	—	—	—	(1,204)
Milestone modification expense	—	—	—	(6,000)
Settlement expense, net	(145)	—	(145)	(4,710)

Net loss before noncontrolling interest	(19,763)	(27,424)	(82,836)	(95,647)
Noncontrolling interest	45	47	194	252

Net loss attributable to CTI	(19,718)	(27,377)	(82,642)	(95,395)
Gain on restructuring of preferred stock	—	—	—	2,116
Preferred stock dividends	—	—	—	(24)
Deemed dividends on preferred stock	(14,399)	—	(64,918)	(23,460)

Net loss attributable to CTI common shareholders	$(34,117)	$(27,377)	$(147,560)	$(116,763)

Basic and diluted net loss per common share	$(0.04)	$(0.05)	$(0.22)	$(0.25)

Shares used in calculation of basic and diluted net loss per common share	759,954	570,630	684,629	458,356

Balance Sheet Data:
			(amounts in thousands)
			December 31,
			2010	2009

Cash and cash equivalents			$22,649	$37,811
Working capital			(14,165)	(21,694)
Total assets			53,592	69,595
Convertible debt			22,308	62,142
Accumulated deficit			(1,576,643)	(1,429,083)
Total shareholders’ deficit			(5,145)	(18,769)